Exhibit 99.1

Date: May 31, 2018	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Stefani P. Wendel
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, May 31, 2018— CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter and fiscal year ended March 31, 2018. Revenues for the quarter ended March 31, 2018 were $144 million, an increase 7.5% from revenues of $134 million in the same quarter of the prior year. Earnings per share for the quarter ended March 31, 2018 were $0.47, an increase of 12% from earnings per share of $0.42 in the same quarter of the prior year.

Revenues for the fiscal year ended March 31, 2018 were $558 million, up 7.5% from $519 million for fiscal year ended March 31, 2017.   Earnings per share for the fiscal year ended March 31, 2018 were $1.87, an increase of 24% from earnings per share of $1.51 for fiscal year ended March 31, 2017.

The Company continues to invest in its claims management platform, specifically the CareMC Edge module, which gathers information from across the claims management continuum and presents prioritized actionable insights to claims professionals in a single interface. By consolidating all episode of care data in real time and subsequently running the information through a rules engine, the Edge can improve the support given to patients.

During the last quarter, advances in the Edge included improvements to the medical review module, new prescription functionality and the initial phase of the case management component. The application uses smart processing to prompt the best next steps to facilitate adjuster action and ultimately reduce the total cost of disability claims.

Efforts toward re-imagining the component processes for CorVel’s disability management model also continued – including new patient intake processes, a new workflow tool and a new Return-to-Work process.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the

Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies, bill review and claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2017, September 30, 2017 and December 31, 2017. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results – Income Statement
Quarters and Fiscal Year Ended March 31, 2018 and March 31, 2017

Quarter Ended	March 31, 2018	March 31, 2017
Revenues	143,573,000	133,605,000
Cost of revenues	116,424,000	105,884,000
Gross profit	27,149,000	27,721,000
General and administrative	15,554,000	15,004,000
Income from operations	11,595,000	12,717,000
Income tax provision	2,637,000	4,730,000
Net income	8,958,000	7,987,000
Earnings Per Share:
Basic	$0.47	$0.42
Diluted	$0.47	$0.42
Weighted Shares
Basic	18,881,000	19,094,000
Diluted	19,081,000	19,243,000

Fiscal Year Ended	March 31, 2018	March 31, 2017
Revenues	558,350,000	518,686,000
Cost of revenues	451,097,000	413,894,000
Gross profit	107,253,000	104,792,000
General and administrative	59,350,000	57,243,000
Income from operations	47,903,000	47,549,000
Income tax provision	12,208,000	18,070,000
Net income	35,695,000	29,479,000
Earnings Per Share:
Basic	$1.90	$1.52
Diluted	$1.87	$1.51
Weighted Shares
Basic	18,825,000	19,418,000
Diluted	19,042,000	19,570,000

CorVel Corporation
Quarterly Results – Condensed Balance Sheet
March 31, 2018 and March 31, 2017

	March 31, 2018	March 31, 2017
Cash	55,771,000	28,611,000
Customer deposits	35,496,000	32,471,000
Accounts receivable, net	64,940,000	62,841,000
Prepaid taxes and expenses	7,110,000	4,944,000
Property, net	69,356,000	63,042,000
Goodwill and other assets	41,331,000	43,474,000
Total	274,004,000	235,383,000
Accounts and taxes payable	13,453,000	16,583,000
Accrued liabilities	84,536,000	73,468,000
Deferred tax liability	4,839,000	6,686,000
Paid-in capital	143,708,000	135,686,000
Treasury stock	(430,989,000)	(419,802,000)
Retained earnings	458,457,000	422,762,000
Total	274,004,000	235,383,000